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                                                                    Exhibit 99.1

                          ADVANCED LOGIC RESEARCH, INC.

                   DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN
                      (As amended through November 8, 1995)

         1.   Establishment, Purpose, and Definitions.

              (a) There is hereby adopted the Directors' Non-Qualified Stock Option Plan (the "Plan") of Advanced Logic Research, Inc. (the "Company"). The Plan is intended to provide a means whereby eligible directors of the Company, as described in subparagraph 3(b) ("Participants"), may be given an opportunity to purchase shares of Stock (as defined in Paragraph 3 of the Plan) of the Company (the "Stock") pursuant to options which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code as amended from time to time.

              (b) The purpose of this Plan is to provide incentives to Participants for increased efforts and successful achievements on behalf of or in the interests of the Company while serving on the Company's Board of Directors (the "Board") and to maximize the rewards due them for such increased efforts and successful achievements.

              (c) The term "affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Section 424(e) and (f) of the Internal Revenue Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

         2. Administration of the Plan. Administration of the Plan shall be self-executing in accordance with the express terms of the Plan and neither the Board nor any committee of the Board shall exercise any discretionary function with respect to option grants made thereunder.

         3.   Stock Subject to the Plan.

              (a) Stock shall mean Common Stock, $0.01 par value, of the Company or such stock as the Common Stock may be changed into as contemplated by subparagraph 3(c) below. The maximum number of shares of Stock which may be issued over the term of the Plan shall not exceed 120,000(1) shares.

              (b) An option to purchase 5,000 shares of Stock shall be granted ("Initial Grant") to each director who is not an officer of the Company ("Non-Employee Director"), such Initial Grant to be made on the later of (i) the date of adoption by the
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(1)Includes the 60,000-share increase approved by the Board on November 8, 1995, and approved by the Company's stockholders at the 1996 Annual Meeting.
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Board of the Plan or (ii) the date the Non-Employee Director is initially elected to serve on the Board. Thereafter, immediately following each annual meeting of the Company's stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted an option to purchase 2,500 shares of Stock ("Subsequent Grant"), provided that no Subsequent Grant shall be made to any such Non- Employee Director who has not served as a director of the Company for at least one (1) year from the date of his or her Initial Grant. Each such Subsequent Grant shall be made on the date of the annual stockholders' meeting in question. If any option ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan.

              (c) If there shall be any change in the Stock subject to the Plan, including Stock subject to any option granted hereunder, through merger, consolidation, reorganization, reincorporation, or other similar change in the corporate structure of the Company, appropriate adjustments may be made by the Board in order to preserve but not to increase the benefits to Participants, including adjustments in the number of shares and the price per share subject to outstanding options granted hereunder. Consistent with the foregoing, in the event that the outstanding Common Stock of the Company is changed into another class or series of capital stock of the Company, outstanding options granted under the Plan shall become options to purchase such other class or series and the provisions of this subparagraph 3(c) shall apply to such new class or series.

         4. Eligibility. All Non-Employee Directors shall be eligible to receive grants of Stock options as provided in subparagraph 3(b) hereof.

         5. Exercise Price for Options Granted Under the Plan. The exercise price of the Stock covered by each option shall be the per-share fair market value of such Stock on the date the option is granted. The price of an option granted under the Plan shall be subject to adjustment to the extent provided in subparagraph 3(c), above.

         6.   Terms and Conditions of Options.

              (a) Each option granted pursuant to the Plan shall be evidenced by a written stock option agreement executed by the Company and the person to whom such option is granted.

              (b) Each option granted pursuant to the Plan shall have a term of ten (10) years and one (1) month measured from the option grant date.

              (c) No option granted under the Plan may be exercised prior to six (6) months following the date of grant. After such six (6)-month period, the option may be exercised for any or all of the shares of Stock subject to such option as fully vested shares of Stock.


                                       2.
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              (d)  Should a Participant cease to serve as a Non-Employee
Director for any reason during the six (6)-month period following the date of grant of an option, then such option shall, immediately upon such cessation of Board service, terminate and cease to be outstanding.

              (e) Should a Participant cease to serve as a Non-Employee Director for any reason after the six (6)-month period following the date of grant of an option, then such Participant shall have a one (1)-year period following the date of such cessation of Board service in which to exercise such option for any or all of the shares of Stock subject to such option as fully vested shares of Common Stock. In no event, however, shall an option remain exercisable after the expiration of the option term. Upon expiration of the one
(1)-year post-service exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding with respect to any shares of Stock for which the option has not been exercised.

         7. Use of Proceeds. Cash proceeds realized from the sale of Stock pursuant to Stock issued under the Plan shall constitute general funds of the Company.

         8. Amendment of the Plan. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However,
(i) the Plan, together with the option grants outstanding hereunder, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations and (ii) no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, the Board shall not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the Plan or the number of shares for which options may be granted to each Participant, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) materially modify the eligibility requirements for Plan participation or (iii) materially increase the benefits accruing to Participants.

         9. Assignability of Options. Each option to purchase Stock granted pursuant to this Plan shall, during the Participant's lifetime, be exercisable only by the Participant, and the option shall not be transferable by the Participant by operation of law or otherwise other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, or Title I of ERISA, or the rules thereunder, or otherwise as permitted by Rule 16b-3 of the Securities and Exchange Commission.

         10. Payment Upon Exercise. Payment of the exercise price upon exercise of any option to purchase Stock granted under this Plan shall be made in whole or in part with (i) cash, (ii) shares of Stock held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at

                                       3.
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fair market value on the date of the exercise of the option, or (iii) through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable written instructions to (A) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option exercise price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such exercise and (B) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

         11.  Withholding Taxes.

              (a) Shares of Stock issued hereunder shall be delivered to a Participant only upon payment by such person to the Company of the amount of any withholding tax which may be imposed thereon under the provisions of the Internal Revenue Code as then in effect or any law or any other taxing jurisdiction requiring such withholding tax.

              (b) The Board may, under such terms and conditions as it deems appropriate, authorize a Participant to satisfy withholding tax obligations under this paragraph 11 by delivering shares of Stock or by electing to have the Company withhold from the Stock to be issued to the Participant shares of Stock having a fair market value equal to the amount of the withholding tax required to be withheld.

         12. Effective Date of Plan. The Plan became effective when adopted by the Board in August 1990 and was approved by the Company's stockholders in February 1991. On May 12, 1992, the Board amended the Plan to bring it into compliance with the requirements of Rule 16b-3 of the Securities and Exchange Commission. On November 8, 1995, the Board further amended the Plan to increase the maximum number of shares of Stock reserved for issuance over the term thereof from 60,000 to 120,000 shares. Such 60,000-share increase was approved by the Company's stockholders at the 1996 Annual Meeting.

                                       4.